Exhibit 99.1

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of the Statement on Schedule 13D including any amendments thereto with respect to the Partnership Units of Pope Resources, a Delaware limited partnership, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated: June 18, 2018

/s/ James H. Dahl
James H. Dahl

/s/ William L. Dahl
William L. Dahl

[Signature Page of Joint Filing Agreement to Schedule 13D – Pope Resources]